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                                                                     EXHIBIT 3.3


                           CERTIFICATE OF AMENDMENT

                                      OF

            FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                              ENCODING.COM, INC.


     The undersigned hereby certifies that:

     1. He is the duly elected and acting Secretary of ENCODING.COM, Inc., a Delaware corporation.

     2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on March 26, 1998.

     3. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of Fifth Amended and Restated Certificate of Incorporation amends Article I of this corporation's Fifth Amended and Restated Certificate of Incorporation to read in its entirety as follows:

     "FIRST:  The name of the corporation is "Loudeye Technologies, Inc.."


     4. The foregoing Certificate of Amendment has been duly adopted by this corporation's Board of Directors and stockholders in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

     Executed at Seattle, Washington, December 17th, 1999.



                                            /s/ John W. Robertson
                                            ___________________________________
                                            John W. Robertson
                                            Secretary